HYPERION COMPLETES PRIVATE PLACEMENT                   Exhibit 99.04


Coudersport, PA., April 15, 1996 -- Adelphia Communications Corporation (NASDAQ-NNM:ADLAC) announced today that its 89% owned subsidiary, Hyperion Telecommunications, Inc., has realized gross proceeds of $175,264,800 from a previously announced private placement to institutional investors. Hyperion is a leading competitive local exchange carrier ( CLEC ) that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities in 13 markets, primarily through joint ventures in the eastern half of the U.S. The offering was arranged by Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.
The financing was a Unit offering, with each Unit consisting of $1,000 principal amount at maturity of Hyperion s 13% Senior Discount Notes due 2003 and one warrant to purchase 1.86452 shares of common stock of Hyperion. The Units were issued at $532.72 each. The Notes will not require payment of interest until October 15, 2001, and may not be redeemed prior to April 15, 2001.
Hyperion intends to utilize the proceeds from the offering to expand its 13 existing markets, complete the construction of new networks in four markets and enter additional markets, repay certain indebtedness owed to Adelphia, and for working capital purposes. All markets will be equipped with digital switching equipment.
Adelphia is the seventh largest cable television company in the United States and currently owns or manages cable television systems that serve approximately 1.65 million subscribers in 15 states.
The Units are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Contact:  Timothy J. Rigas, Executive Vice President, (814) 274-9830.